Exhibit 99.1

Contact: Mark Hord ViewPoint Financial Group, Inc. 972-578-5000, Ext. 7440	FOR IMMEDIATE RELEASE December 19, 2011

ViewPoint Financial Group, Inc. 10b5-1 Plan Terminates

PLANO, Texas, December 19, 2011 — ViewPoint Financial Group, Inc. (NASDAQ:VPFG) (the “Company”), the holding company for ViewPoint Bank, today announced that its existing trading plan with Sandler O’Neill & Partners, LP in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, to facilitate repurchases of its common stock (the “Rule 10b5-1 plan”) has been terminated. The Rule 10b5-1 plan provides that the Rule 10b5-1 plan will terminate on the date of the public announcement of an acquisition as a result of which the Company’s common stock is to be exchanged or converted into securities or property. On December 8, 2011, the Company announced the acquisition of Highlands Bancshares, Inc. in a stock-for-stock transaction, which terminated the rule 10b5-1 plan under this provision. Prior to termination, 1,100,100 shares were repurchased under the Rule 10b5-1 plan at an average price of $11.83.

ViewPoint Financial Group, Inc. is the holding company for ViewPoint Bank. ViewPoint Bank operates 25 community bank offices and 10 loan production offices. For more information, please visit www.viewpointbank.com or www.viewpointfinancialgroup.com.

When used in filings by the Company with the Securities and Exchange Commission (the “SEC”) in the Company’s press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions, legislative changes, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company’s ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in the Company’s market area, the industry-wide decline in mortgage production, competition, changes in management’s business strategies and other factors set forth under Risk Factors in the Company’s Form 10-K, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake – and specifically declines any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.